UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 7, 2013

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 7, 2013, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended March 31, 2013 of $2,607,000, or $0.04 per share, compared to first quarter 2012 net loss to common stockholders of $18,608,000, or $0.30 per share. The 2012 period included a non-cash ceiling test impairment of $20,111,000.

Discretionary cash flow for the first quarter of 2013 was $18,632,000, as compared to $19,648,000 for the comparable 2012 period. Net cash flow provided by operating activities totaled $9,120,000 and $13,951,000 during the first quarters of 2013 and 2012, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.

Oil and gas sales during the first quarter of 2013 were $35,976,000, as compared to $35,997,000 in the first quarter of 2012. Production for the first quarter of 2013 was 8,255,580 Mcfe, as compared to 8,170,100 Mcfe in the first quarter of 2012. Pro forma for the Fayetteville asset divestiture in December 2012, production during the first quarter of 2013 was 7% higher than the comparable 2012 period.

Oil and NGL volumes comprised approximately 22% of the Company’s total production during the first quarter of 2013 as compared to 18% in the 2012 period. The increased percentage of liquids production was due to a 79% increase in NGL production since the first quarter of 2012. Stated on an Mcfe basis, unit prices received during the first quarter of 2013 were 1% lower than the comparable 2012 period.

Lease operating expenses (“LOE”) for the first quarter of 2013 totaled $9,719,000, as compared to $9,665,000 in the first quarter of 2012. LOE per Mcfe was $1.18 in each of the first quarters of 2013 and 2012.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2013 was $1.53 per Mcfe as compared to $1.83 per Mcfe in the first quarter of 2012. The decline in the DD&A rate was primarily the result of non-cash ceiling test impairments recorded during 2012.

General and administrative expenses during the first quarter of 2013 totaled $4,716,000, as compared to $5,579,000 during the 2012 period. Included in first quarter 2013 and 2012 general and administrative expenses were non-cash stock compensation costs totaling $556,000 and $1,923,000, respectively.

Interest expense for the first quarter of 2013 increased to $2,864,000, as compared to $2,270,000 in the first quarter of 2012. The increase in interest expense was the result of increased borrowings outstanding under the Company’s credit facility. During March 2013, the Company’s bank group completed its semi-annual redetermination of the borrowing base under the credit facility and increased the borrowing base from $130,000,000 to $150,000,000. The Company had $60,000,000 of borrowings outstanding at March 31, 2013.

Capital expenditures during the first quarter of 2013 totaled $32,043,000 and consisted of leasing and seismic costs of $5,649,000, drilling capital of $21,831,000 and capitalized overhead and interest of $4,563,000. The Company expects its capital expenditures in the second quarter of 2013 to be substantially less than the first quarter and reaffirms its full year 2013 capital expenditures guidance within a range of $80,000,000 to $100,000,000.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
Production:
Oil (Bbls)	125,723	141,275
Gas (Mcf) (1)	6,436,595	6,729,315
Ngl (Mcfe)	1,064,647	593,135
Total Production (Mcfe) (1)	8,255,580	8,170,100
Total Daily Production (Mcfe) (1)	91,729	89,781
Sales:
Total oil sales	$13,144,310	$15,508,957
Total gas sales	16,723,032	15,279,953
Total ngl sales	6,108,946	5,208,105

Total oil and gas sales	$35,976,288	$35,997,015

Average sales prices:
Oil (per Bbl)	$104.55	$109.78
Gas (per Mcf)	2.60	2.27
Ngl (per Mcfe)	5.74	8.78
Per Mcfe	4.36	4.41

(1)	First quarter 2012 production includes 462,500 Mcf (5.1 MMcfe/d) from Fayetteville Shale assets divested in December 2012

The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $532,000 and $2,155,000 and oil hedges of ($145,000) and ($53,000) for the three months ended March 31, 2013 and 2012, respectively.

The following initiates guidance for the second quarter of 2013:

Guidance for
Description	2nd Quarter 2013
Production volumes (MMcfe/d)	92 - 97
Percent Gas	77%
Percent Oil	8%
Percent NGL	15%
Expenses:
Lease operating expenses (per Mcfe)	$1.15 - $1.25
Production taxes (per Mcfe)	$0.10 - $0.15
Depreciation, depletion and amortization (per Mcfe)	$1.50 - $1.60
General and administrative (in millions) (1)	$5.5 - $6.0
Interest expense (in millions)	$2.8 - $3.0

(1)	Includes non-cash stock compensation estimate of $1.2 mm

Operations Update

In the Gulf Coast, the Company’s third well at its La Cantera field, the Broussard Estates #3 (NRI -17%), has reached total depth of 18,035 feet. The well has been completed in the upper section of the Cris R-2 (Lobe A) and is in the process of being tied back to the Company’s production facilities. The Company’s mid-stream partner is currently installing a four mile pipeline to the north, which is expected to be in service by late May. Once the pipeline is operational, production is planned to commence from the Broussard Estates #3 well at a gross daily rate of 35,000 Mcfe per day (21% liquids) increasing the total La Cantera gross production from the three wells to approximately 110,000 – 120,000 Mcfe per day (21% liquids). The Company is planning additional processing capacity to be in service during the fourth quarter which is expected to increase natural gas liquids recovery efficiencies and bring the total La Cantera gross daily production to 120,000 – 130,000 Mcfe per day (28% liquids).

The Company has received a 70 square mile 3D seismic survey, which includes coverage over its Thunder Bayou prospect, located approximately two miles north of the La Cantera discovery. In addition to enhancing the interpretation of the Thunder Bayou prospect, the 3-D seismic shoot has also identified multiple potential prospects that the Company is beginning to evaluate. The unitization process for the Company’s Thunder Bayou prospect has commenced and the Company expects to spud this well during the second half of 2013.

The Company’s near term oil focused prospects, Sawgrass and Tokay, are expected to spud in early June and the fourth quarter of 2013, respectively. The Company’s Overlake prospect was recently logged and determined to be commercially non-productive.

In East Texas, the Company recently completed its PQ#9 horizontal Cotton Valley well. The 4,273 foot lateral well (NRI—76%) established a 24 hour max rate of 6,353 Mcf of gas and 458 barrels of natural gas liquids from 11 of the 14 stages. The Company expects to complete the remaining three stages in approximately two weeks. The Company continues to identify future drilling locations and currently has numerous 100% and 50% working interest wells available for future development.

In the Woodford, the Company recently commenced production from two additional liquids rich Woodford wells (NRI –35%) at an average max 24 hour rate of 3,331 Mcf of gas and 351 barrels of natural gas liquids. These wells were part of an eight well pad that established a total max 24 hour rate of 29,072 Mcf of gas and 1,911 barrels of natural gas liquids. The Company has three wells in the early stages of flowback with one operated rig running in the trend. The Company continues to realize cost savings and estimates that its current well cost is approximately $4.0—$4.2 million. In addition, the Company continues to acquire additional acreage in the liquids portion of the trend and estimates that its total JV Woodford acreage position is in excess of 60,000 acres.

In northern Oklahoma, the Company’s PQML #13 well in Grant County established a max 24 hour rate of 95 Boe (84% oil). The well is in the initial production stage and is exhibiting inconsistent flow rates that the Company is attempting to resolve by optimizing the artificial lift system. In addition, the Company’s PQML #14 well in Grant County was recently completed and is in the early stages of flowback. The Company has commenced 3D seismic surveys in Kay and Pawnee Counties and expects to receive the data from these areas in June and September, respectively. Once the seismic data has been interpreted and integrated with well results drilled to date, the Company expects to resume drilling activities utilizing a significantly enhanced geologic model in this oil focused area.

Hedging Update

The Company recently initiated the following commodity hedging transaction:

Production Period	Type	Daily Volumes	Price
Gas:
July 2013—Dec 2013	Costless Collar	5,000 Mmbtu	$4.00 - $4.75

The Company has approximately 14 Bcf of gas hedged for 2013. Based on the mid-point of 2013 production guidance, the Company estimates it has hedged 52% of its 2013 estimated gas production at an average floor price of $3.60/Mcf and an average ceiling price of $3.93/Mcf.

Management Statement

“We are excited about our near term Gulf Coast inventory where, in addition to our high impact Thunder Bayou prospect, we have identified several new potential targets in this prolific mini-basin,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our Woodford liquids rich asset, with its advantageous joint venture cost structure, provides us a vehicle to deliver outstanding rates of return on a repeatable basis. The combination of high-impact Gulf Coast projects and our deep inventory of repeatable resource potential from our Woodford and East Texas assets provide us a balanced platform to replicate recent growth. Excluding the Fayetteville assets sold in December 2012, we have now grown production six consecutive quarters and expect further growth in the second quarter of 2013.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.

Consolidated Balance Sheets

(Amounts in Thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$20,963	$14,904
Revenue receivable	15,150	17,742
Joint interest billing receivable	36,264	42,595
Other receivable	—	9,208
Derivative asset	—	830
Prepaid drilling costs	874	1,698
Drilling pipe inventory	753	707
Other current assets	4,549	1,900

Total current assets	78,553	89,584

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,768,031	1,734,477
Unevaluated oil and gas properties	70,203	71,713
Accumulated depreciation, depletion and amortization	(1,495,299)	(1,472,244)

Oil and gas properties, net	342,935	333,946
Other property and equipment	12,419	12,370
Accumulated depreciation of other property and equipment	(7,867)	(7,607)

Total property and equipment	347,487	338,709

Other assets, net of accumulated depreciation and amortization of $4,441 and $4,240, respectively	4,761	5,110

Total assets	$430,801	$433,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$38,947	$58,960
Advances from co-owners	31,201	20,459
Oil and gas revenue payable	23,195	26,175
Accrued interest and preferred stock dividend	2,456	6,190
Asset retirement obligation	3,845	2,351
Derivative liability	3,807	233
Other accrued liabilities	5,678	6,535

Total current liabilities	109,129	120,903
Bank debt	60,000	50,000
10% Senior Notes	150,000	150,000
Asset retirement obligation	24,661	24,909
Derivative liability	251	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 62,907 and 62,768 shares, respectively	63	63
Paid-in capital	277,006	276,534
Accumulated other comprehensive income (loss)	(3,389)	521
Accumulated deficit	(186,921)	(189,528)

Total stockholders’ equity	86,760	87,591

Total liabilities and stockholders’ equity	$430,801	$433,403

PETROQUEST ENERGY, INC.

Consolidated Statements of Operations

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended,
	March 31, 2013	March 31, 2012
Revenues:
Oil and gas sales	$35,976	$35,997
Gas gathering revenue	33	44

	36,009	36,041

Expenses:
Lease operating expenses	9,719	9,665
Production taxes	1,028	1,149
Depreciation, depletion and amortization	12,871	15,230
Ceiling test write-down	—	20,111
General and administrative	4,716	5,579
Accretion of asset retirement obligation	332	500
Interest expense	2,864	2,270

	31,530	54,504

Other income (expense):
Other income	194	149
Derivative expense	(437)	—

	(243)	149

Income (loss) from operations	4,236	(18,314)
Income tax expense (benefit)	349	(988)

Net income (loss)	3,887	(17,326)
Preferred stock dividend	1,280	1,282

Net income (loss) available to common stockholders	$2,607	$(18,608)

Earnings per common share:
Basic
Net income (loss) per share	$0.04	$(0.30)

Diluted
Net income (loss) per share	$0.04	$(0.30)

Weighted average number of common shares:
Basic	62,834	62,216

Diluted	63,029	62,216

PETROQUEST ENERGY, INC.

Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Three Months Ended,
	March 31, 2013	March 31, 2012
Cash flows from operating activities:
Net income (loss)	$3,887	$(17,326)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	349	(988)
Depreciation, depletion and amortization	12,871	15,230
Ceiling test writedown	—	20,111
Accretion of asset retirement obligation	332	500
Share based compensation expense	556	1,923
Amortization costs and other	200	198
Non-cash derivative expense	437	—
Payments to settle asset retirement obligations	(72)	(782)
Changes in working capital accounts:
Revenue receivable	2,592	734
Prepaid drilling and pipe costs	778	2,317
Joint interest billing receivable	6,331	(6,121)
Accounts payable and accrued liabilities	(27,344)	10,502
Advances from co-owners	10,742	(12,619)
Other	(2,539)	272

Net cash provided by operating activities	9,120	13,951

Cash flows used in investing activities:
Investment in oil and gas properties	(31,275)	(33,396)
Investment in other property and equipment	(49)
Sale of oil and gas properties	19,652	—

Net cash used in investing activities	(11,672)	(33,396)

Cash flows used in financing activities:
Net payments for share based compensation	(234)	(390)
Issuance of common stock under ESPP	150	—
Deferred financing costs	(21)	(1)
Payment of preferred stock dividend	(1,284)	(1,284)
Proceeds from bank borrowings	25,000	30,000
Repayment of bank borrowings	(15,000)	(20,000)

Net cash provided by financing activities	8,611	8,325

Net increase (decrease) in cash and cash equivalents	6,059	(11,120)
Cash and cash equivalents, beginning of period	14,904	22,263

Cash and cash equivalents, end of period	$20,963	$11,143

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,845	$7,619

Income taxes	$41	$15

PETROQUEST ENERGY, INC.

Non-GAAP Disclosure Reconciliation

(Amounts In Thousands)

	Three Months Ended
	March 31,
	2013	2012
Net income (loss)	$3,887	$(17,326)
Reconciling items:
Deferred tax expense (benefit)	349	(988)
Depreciation, depletion and amortization	12,871	15,230
Ceiling test writedown	—	20,111
Accretion of asset retirement obligation	332	500
Share based compensation expense	556	1,923
Non-cash derivative expense	437	—
Amortization costs and other	200	198

Discretionary cash flow	18,632	19,648

Changes in working capital accounts	(9,440)	(4,915)
Settlement of asset retirement obligations	(72)	(782)

Net cash flow provided by operating activities	$9,120	$13,951

Note:	Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: May 7, 2013	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer